INVESTMENT ADVISORY AGREEMENT

           AGREEMENT, dated as of May 26, 2005 between The Swiss Helvetia Fund, Inc., a Delaware corporation ("Fund"), and Hottinger Capital Corp., a Delaware corporation ("HCC").

           WHEREAS, the Fund is a non-diversified closed-end investment management company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and HCC is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

           WHEREAS, at a Board of Directors Meeting held on March 17, 2005, it was the unanimous decision of the Board of Directors, including the unanimous decision of the Board members of the Fund who are not “interested persons” (as such term is defined in the 1940 Act), to continue to retain HCC to render certain specified investment advisory services to the Fund on the terms set forth herein and HCC is willing to render such services;

          NOW THEREFORE, WITNESSETH: That it is hereby agreed to between the parties hereto as follows:

           1.     Investment Advisor. HCC, in accordance with the Fund’s stated investment objectives, policies and limitations, and subject to the supervision of the Fund’s Board of Directors, will have sole investment discretion for the Fund, will make all decisions affecting the Fund’s portfolio and will transmit purchase and sale orders and select brokers and dealers to execute portfolio transactions on behalf of the Fund.

           2.      Fees and Expenses.

           2.1     The Fund will pay HCC an annual advisory fee hereunder of 1.0% of the Fund’s average monthly net assets up to U.S. $60 million, 0.90% of such assets between U.S. $60 million and U.S. $100 million, 0.80% of such assets between U.S. $100 million and U.S. $200 million, 0.70% of such assets between U.S. $200 million and U.S. $300 million, 0.65% of such assets between U.S. $300 million and U.S. $400 million, 0.60% of such assets between U.S. $400 million and U.5. $500 million, 0.55% of such assets between U.S. $500 million and U.S. $600 million, and 0.50% of such assets in excess of U.S. $600 million, computed by the Fund’s administrator on the basis of net assets at the end of each month and payable by the fifth business day of the succeeding calendar month.

           2.2     HCC shall bear all expenses of its employees and overhead incurred by it in connection with its duties under this Agreement. HCC will also pay all salaries and fees of the Fund’s directors and officers who are “interested persons” (as such term is defined in the 1940 Act) of HCC. The Fund will indemnify HCC for all taxes (other than income taxes), duties, charges, fees and expenses (including, without limitation, broker fees, dealer fees, clearing bank fees and legal fees) HCC incurs in connection with the services provided under this Agreement. The obligations contained in this clause shall survive the termination of this Agreement.

           2.3     Payments to HCC shall be made in U.S. Dollars by wire transfer as follows:

Chase Manhattan Bank, N.A.
ABA Number: 021000021
For the Account of:
United States Trust Company of New York
11 West 54th Street
New York, NY 10019
Account Number: 920-1-073195
In favor of: Hottinger Capital Corp.
Account Number: 20-9506-8

           3.      Liability.

           3.1     Neither HCC nor any of its officers, directors or employees shall be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except (i) that HCC shall be under a fiduciary duty with respect to receipt of compensation for services pursuant to Section 36 of the 1940 Act, and shall therefore be liable for a loss resulting from a breach of such fiduciary duty (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), or (ii) for a loss resulting from willful misfeasance, bad faith or gross negligence on its or their part in the performance of, or from reckless disregard by it or them of its or their obligations and duties under this Agreement.

           3.2     HCC does not assume responsibility for the acts or omissions of any other person.

           3.3     HCC shall not be liable for any losses caused by disturbances of its operations by virtue of force majeure, riot, or damage caused by nature or due to other events for which it is not responsible (e. g., strike, lock-out or acts of domestic or foreign authorities).

           4.      Services Not Exclusive. It is understood that the services of HCC are not deemed to be exclusive, and nothing in this Agreement shall prevent HCC or any of its affiliates from providing similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities. When other clients of HCC desire to purchase or sell a security at the same time such security is purchased or sold for the Fund, such purchases and sales will, to the extent feasible, be allocated among the Fund and such clients in a manner believed by HCC to be equitable to such clients.

           5.     Notice. Any notice or other communication required to be given pursuant to this Agreement shall be in writing and shall be effective upon receipt. Notices and communications shall be given (1) to the Fund, c/o Edward J. Veilleux, Secretary, 5 Brook Farm Court, Hunt Valley, Maryland 21030; and (2) to HCC c/o Rudolf Millisits, Senior Vice President, 1270 Avenue of the Americas, Suite 400, New York, New York 10020.

           6.      Miscellaneous.

           6.1     This Agreement shall become effective on the date first set forth above, such date being the date on which this Agreement has been executed following the approval of the stockholders of the Fund. If not sooner terminated, this Agreement shall continue for an initial period ending on July 1, 2006, and thereafter shall be subject to the annual continuance by the Board of Directors or by a vote of a majority of the outstanding voting securities of the Fund, as required by the 1940 Act. The annual approval of the continuance of this Agreement shall be confirmed to HCC by the Fund in writing. Notwithstanding the foregoing, this Agreement may be terminated by the Fund in the manner prescribed by the 1940 Act, without the payment of any penalty, at any time upon not less than sixty days’ prior written notice to HCC, or by HCC upon not less than sixty days’ written notice to the Fund. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act) by either party.

           6.2     This Agreement shall be construed in accordance with the laws of the State of New York and the 1940 Act.

           6.3     The captions in this Agreement are included for convenience only and shall neither define nor delimit any of the provisions hereof or otherwise affect their construction or effect.

           6.4     If any provisions of this Agreement shall be held or made invalid, in whole or in part, the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by mutual consent of the parties with such valid provisions which in their economic effect come as close as legally possible to such invalid provisions.

           6.5     Nothing herein shall be construed as constituting HCC as agent of the Fund.

           6.6     Any notice or other communication required to be given pursuant to this Agreement shall be in writing and shall be effective upon receipt.

           6.7     HCC shall be entitled to rely on any notice or other communication believed by it to be genuine and correct and to have been sent to it by or on behalf of the Fund.

           6.8     Terms used in this Agreement are to have the same meaning and be construed according to the provisions of the 1940 Act and the Fund’s Registration Statement filed with the Securities and Exchange Commission on June 9, 1987, as amended.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

THE SWISS HELVETIA FUND, INC. By: Edward J. Veilleux Vice President and Secretary HOTTINGER CAPITAL CORP. By: Rudolf Millisits Executive Vice President